UNITED STATES

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SCHEDULE 14A

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AIM ImmunoTech Inc.

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Delaware Court Rules in Favor of AIM ImmunoTech and Declines to Declare Activist Group’s Nominations Valid

Court Denies Jonathan Jorgl’s Request for Preliminary Injunction; Finds that Jorgl Failed to Show Director Nomination Notice Complied with AIM’s Bylaws and that Evidence Suggests Notice was Misleading

Activist Group Cannot Nominate Directors to AIM’s Board this Year, and Proxies and Votes in Favor of Activist Group’s Nominees Will Be Disregarded

Company Urges Shareholders to Support Continued Positive Momentum by Re-Electing the AIM Board at November 3, 2022 Annual Meeting

OCALA, Fla., October 31, 2022 — AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”) today announced that the Delaware Court of Chancery has denied Jonathan Jorgl’s motion for a mandatory preliminary injunction that sought to require the AIM Board of Directors (the “Board”) to accept his director nominations and include his nominees on a universal proxy card for the upcoming Annual Meeting of Shareholders (the “Annual Meeting”).

As previously announced, the Board unanimously determined that Mr. Jorgl’s director nominations did not comply with AIM’s bylaws and are invalid. The Court concluded Jorgl and his group “failed to show that [Jorgl’s Nomination] Notice complied with the bylaws.” As such, any director nominations made by Mr. Jorgl will be disregarded, and no proxies or votes in favor of his purported nominees will be recognized or tabulated at the Annual Meeting – which will be held as planned on November 3, 2022.

In reaching its decision, the Court recognized that Jorgl’s nomination notice failed to disclose arrangements and understandings among a “web of individuals [working] together to bring Jorgl’s nominations forward.”1 The Court noted the following:2

●	“Other than describing a potential agreement for Chioini and Rice to reimburse certain costs, Jorgl did not mention any arrangements or understandings with Tudor or Xirinachs in his nomination notice… [T]he evidence put forward by [the Board] indicates that Jorgl’s notice was—at best—misleading.”

●	“The limited record before me, however, suggests that the directors concluded a clandestine plan was afoot. I cannot say that they were wrong or that they acted unreasonably.”

●	“Equity cannot bless the perverse incentives that would be created if nominating stockholders could avoid disclosure requirements through purposeful ignorance.”

The Court’s ruling also supports AIM’s contention that the Activist Group intended to hide its true backers, Franz Tudor and Michael Xirinachs, both convicted criminals, as well as the motivations of the Activist Group:3

●	“The facts read like a game of telephone. Tudor, desiring to take control of the board, asked Lautz to nominate Chioini (and another individual). When Lautz failed, Tudor, Chioini, and Xirinachs regrouped to find another stockholder to be the public face of their effort. Chioini asked Rice to run alongside him, and Rice asked Jorgl to become a stockholder. Jorgl then bought shares and transferred them into record name with the help of Xirinachs. Rice promised Jorgl he would not be on the hook for any expenses, and Jorgl submitted his nomination notice to AIM. Xirinachs and Chioini then formally engaged counsel and Xirinachs officially agreed to provide funding.”

●	Members of the Activist Group “engaged in advance planning towards a common end: to find an AIM stockholder who would transfer shares into record name and serve as the “face” of their nomination. That stockholder was Jorgl.”

1 Emphasis added.

2 Emphasis added.

3 Emphasis added.

●	“Jorgl first learned of AIM just days before buying stock when his surfing buddy Michael Rice, who desired a seat on AIM’s board, asked Jorgl to buy shares for the purpose of nominating him.”

●	“The evidence also indicates that Tudor’s and Xirinachs’s actions went beyond loose discussions about the nominations. Their actions appear purposefully directed toward a shared goal of taking control of the Board. They were coordinated and constructed over a period of weeks.”

●	As to Xirinachs’ plans for AIM, the Court noted that Xirinachs referred to Jorgl’s slate as “our slate” and stated: “The way I hope this all plays out is we get control of AIM . . . we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merger with.”

Thomas K. Equels, M.S., J.D., Executive Vice Chairman of the Board, CEO & President, commented:

“We are gratified by the Court’s decision and believe it is a victory for all shareholders. The Court has vindicated the Board’s determination that the Activist Group includes individuals with deeply checkered pasts and was formed with the purpose of taking over the Board while deliberately hiding the identities, criminal records and motivations of those involved from the rest of our shareholders.

We can now look ahead and focus on our strong momentum building upon the positive results in published data from preeminent cancer centers that we are now seeing from our clinical trials. We have already made significant progress in recent years, and especially over the past year and a half, repurposing our lead drug, Ampligen, into oncology, and we see significant important opportunities and milestones ahead.

We urge shareholders to vote on the Company’s WHITE proxy card to re-elect AIM’s highly qualified directors and support our ongoing progress. We will continue to operate in a manner that protects the rights of all shareholders.”

A copy of the Court’s decision is available online at the following address: https://d2ghdaxqb194v2.cloudfront.net/2265/187973.pdf

***

THE BOARD RECOMMENDS A VOTE “FOR ALL” OF THE BOARD’S NOMINEES

(THOMAS K. EQUELS, WILLIAM M. MITCHELL AND STEWART L. APPELROUTH)

ON PROPOSAL 1 USING THE WHITE PROXY CARD.

If you have any questions or need assistance voting, please contact the Company’s proxy solicitor Morrow Sodali LLC (“Morrow Sodali”) using the below information.

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

E-mail: AIM@investor.morrowsodali.com

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19. The Company’s lead product, Ampligen® (rintatolimod) is an immuno-modulator with broad spectrum activity being developed for globally important cancers, viral diseases and disorders of the immune system.

Ampligen is currently being used as a monotherapy to treat pancreatic cancer patients in an Early Access Program (EAP) approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center and AIM has commenced a Phase 2 clinical study in 2022. The Company also has multiple ongoing clinical trials to evaluate Ampligen as a combinational therapy for the treatment of a variety of solid tumor types both underway and planned at major cancer research centers. Additionally, Ampligen is approved in Argentina for the treatment of severe chronic fatigue syndrome (CFS) and is currently being evaluated in many aspects of SARS-CoV-2/COVID-19 myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and Post COVID Conditions.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The Company’s forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks, uncertainties and other factors. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company does not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this press release.

Investor Contacts:

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

OR

Morrow Sodali

AIM@investor.MorrowSodali.com

Media Contact:

Longacre Square Partners

Joe Germani / Dan Zacchei

jgermani@longacresquare.com / dzacchei@longacresquare.com

On October 31, 2022, AIM ImmunoTech Inc. (the “Company”) posted the below message on Stocktwits.com and Yahoo! Finance:

Delaware court rules in favor of AIM and declines to declare Activist Group nominations valid. Read our press release here: https://www.businesswire.com/news/home/20221031005228/en/Delaware-Court-Rules-in-Favor-of-AIM-ImmunoTech-and-Declines-to-Declare-Activist-Group%E2%80%99s-Nominations-Valid